Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-123043 and 313-123043 on Form S-8 of our reports dated June 2, 2026 relating to the financial statements of Wipro Limited and its subsidiaries (the “Company” or “Wipro Limited”), and the effectiveness of Wipro Limited’s internal control over financial reporting, appearing in this Annual Report on Form 20-F for the year ended March 31, 2026.

/s/ Deloitte Haskins & Sells LLP
Bengaluru, India
June 2, 2026